EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 19, 2002

FOR IMMEDIATE RELEASE

John Morphy, CFO, or Jan Shuler 585-383-3406. Media inquiries, Laura Saxby Lynch 585-383-3074

Access the Webcast of the Paychex, Inc. Second Quarter Earnings Release Conference Call scheduled for December 19, 2002 at 5:00 p.m. Eastern Time at www.paychex.com at the Investor Relations home page.

Paychex, Inc. news releases, current financial information, related SEC filings and Investor Relations presentation are accessible at the same Web site.

PAYCHEX, INC. REPORTS RECORD SECOND QUARTER RESULTS

ROCHESTER, NY, December 19, 2002 — Paychex, Inc. (NASDAQ:PAYX) today announced net income of $74.7 million, or $.20 diluted earnings per share, for the quarter ended November 30, 2002, a 9% increase over net income of $68.7 million, or $.18 diluted earnings per share, for the same period last year. Total revenues were $268.8 million, a 15% increase over $233.0 million for the second quarter last year.

For the six months ended November 30, 2002, the Company reported record net income of $150.6 million, or $.40 diluted earnings per share, an 8% increase over $138.9 million, or $.37 diluted earnings per share, for the same period last year. Total revenues were $521.5 million, an increase of 11% over $467.8 million for the same period last year. The Company’s financial growth continues to be adversely impacted by difficult economic conditions and the effect of lower interest rates earned on the funds held for clients and corporate investment portfolios.

ACQUISITION OF ADVANTAGE
As previously announced, on September 20, 2002 Paychex completed the acquisition of Advantage Payroll Services, Inc. (“Advantage”), a comprehensive payroll processor that serves small- to mid-sized businesses throughout the United States. The purchase price was $240 million in cash. Paychex also paid $74 million in cash for the redemption of preferred stock and the repayment of outstanding debt of Advantage. The acquisition provided Paychex with 49,000 new clients. The Company’s second quarter financial results for the period ended November 30, 2002 include the results of Advantage since the date of acquisition. For the second quarter, Advantage revenues included service revenue of $14.1 million and interest on funds held for clients of $1.2 million. Advantage operating and selling, general and administrative expenses were $14.3 million, including $1.6 million in amortization of intangible assets. During the quarter, Paychex also realized $7.0 million of gains related to the sale of corporate investments to fund the acquisition of Advantage. The use of corporate investments to fund the acquisition reduced investment income by $2.0 million during the quarter. The acquisition of Advantage resulted in $.01 of earnings per share accretion for the second quarter and is expected to result in $.01 of earnings per share dilution in each of the third and fourth quarters of fiscal 2003. The company expects the results of Advantage to be accretive thereafter.

SERVICE REVENUES
For the quarter ended November 30, 2002, service revenues, which are comprised of Payroll and Human Resource and Benefits product lines, were $255.7 million, an increase of 18% over $217.5 million for the prior year quarter. For the six months ended November 30, 2002, service revenues were $495.1 million, an increase of 14% over $433.7 million for the same period last year.

Payroll service revenue increased 17% to $220.0 million from $188.5 million for the prior year second quarter. For the six-month period, Payroll service revenue increased 13% to $425.5 million from $377.9 million for the prior year period. Positive year-over-year growth in Payroll service revenue resulted from the acquisition of Advantage, a higher client base, increased utilization of ancillary services, and price increases. Payroll service revenue continues to be impacted by year-over-year decreases in checks per client. The year-over-year reductions in checks per client (excluding Advantage) for the first and second quarters of fiscal 2003 were 2.1% and .8%, respectively. The reductions for the first through fourth quarters of fiscal 2002, respectively, were 2.6%, 4.3%, 4.8%, and 3.0%.

As of November 30, 2002, 86% of all clients utilized the Company’s tax filing and payment services. The Company’s employee payment services were utilized by 58% of its clients. Major Market Services revenue increased 44% and 43% for the second quarter and six-month periods to $23.9 million and $46.0 million, respectively.

Human Resource and Benefits service revenue was $35.6 million, an increase of 23% over $29.0 million for the second quarter last year. For the six-month period, Human Resource and Benefits service revenue increased 25% to $69.5 million from $55.8 million for the prior year period. The increases are related primarily to growth in clients for Retirement Services and in client employees served by the Company’s comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services. Retirement Services revenue increased 20% and 23% in the second quarter and six-month periods to $16.3 million and $31.9 million, respectively.

INTEREST ON FUNDS HELD FOR CLIENTS
For the quarter ended November 30, 2002, interest on funds held for clients was $13.1 million, a 15% decrease from $15.5 million for the second quarter last year. For the six months ended November 30, 2002, interest on funds held for clients decreased 23% to $26.4 million from $34.1 million. The decreases are primarily the result of lower average interest rates earned in fiscal 2003 and a decrease in net realized gains on the sale of available-for-sale securities, offset somewhat by higher average portfolio balances. Average portfolio balances for the second quarter and first six months of fiscal 2003 were $1.97 billion and $1.91 billion, respectively, compared with $1.71 billion and $1.72 billion in the prior year quarter and six-month periods. The average interest rate earned by the funds held for clients portfolio was 2.5% for the second quarter and first six months of fiscal 2003 compared with 3.1% and 3.3% for the respective prior year periods. Net realized gains included in interest on funds held for clients were $.6 million and $2.3 million for the second quarter and six-month periods of fiscal 2003 compared with net realized gains of $2.2 million and $5.4 million for the respective prior year periods.

OPERATING INCOME
For the quarter ended November 30, 2002, operating income was $99.2 million, an increase of 9% over the same period last year. For the six months ended November 30, 2002, operating income increased 9% to $201.7 million. Combined operating and selling, general, and administrative expenses increased 20% in the second quarter and 13% for the six-month period over the prior year periods. These increases reflect increases in personnel, information technology, facility costs and the addition of Advantage. Operating income (excluding interest on funds held for clients) as a percentage of total service revenues remained strong at 34% for the second quarter and 35% for the six-month period of fiscal 2003 compared to 35% in both the respective prior year periods. Operating income (excluding interest on funds held for clients) as a percentage of total service revenues was 36% exclusive of the Advantage acquisition in the second quarter.

INVESTMENT INCOME, NET
Investment income, net for the quarter ended November 30, 2002 increased 39% to $11.4 million from $8.2 million in the second quarter of last year. Investment income for the six-month period increased 26% to $19.8 million from $15.7 million in the prior year period. The increases are primarily due to higher net realized gains on the sale of available-for-sale securities offset by lower average interest rates earned and lower average portfolio balances. Average portfolio balances for the corporate investment portfolio were approximately $512 million and $631 million for the second quarter and six months of fiscal 2003 compared to average balances of $663 million and $655 million in the respective prior year periods. The average interest rate earned for the corporate investment portfolio was 3.4% for the second quarter and first six months of fiscal 2003 compared with 4.0% in the respective prior year periods. Net realized gains included in investment income were $7.2 million and $9.6 million for the second quarter and six-month periods of fiscal 2003 compared with net realized gains of $1.8 million and $2.8 million for the respective prior year periods. The higher realized gains and the lower average portfolio balances are the result of the sale of corporate investments to fund the acquisition of Advantage.

INCOME TAXES
The income tax rates for the second quarter and six months ended November 30, 2002 were 32.5% and 32.0%, respectively, compared to 30.8% for the same periods last year. The increase in the effective tax rate is primarily the result of lower levels of tax-exempt income on funds held for clients and corporate investments.

B.     Thomas Golisano, Chairman, President, and Chief Executive Officer of Paychex, said, “We are pleased with our financial results for the second quarter of fiscal 2003 in light of the current economic and interest rate environment. The integration of Advantage is progressing quite well, and the year-over-year decline in checks per client is slowing. Including Advantage, estimated total revenue growth for fiscal 2003 is expected to be in the range of 13% to 15%, with net income growth in the high single digits. Excluding Advantage, the Company estimates total revenue growth in fiscal 2003 to be in the range of 8% to 10%, with net income growth slightly less than total revenue growth. These expectations are based on current economic and interest rate conditions continuing with no significant changes.”

ABOUT PAYCHEX

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves more than 440,000 payroll clients nationwide.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the “Company”) management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “we look forward to,” “would equate to,” “projects,” “projected to be,” “anticipates,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings per share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to the following or those which are described in the Company’s SEC filings: general market and economic conditions, including demand for the Company’s products and services, availability of internal and external resources, effective execution of expansion plans and effective integration of acquisitions, competition, and price levels; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; potential damage to the Company’s business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. The Company assumes no obligation to update this document for new information subsequent to its issuance.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the three months ended		For the six months ended

	November 30,	November 30,	November 30,	November 30,
	2002	2001	2002	2001

Revenues:
Service revenues	$255,675	$217,509	$495,073	$433,685
Interest on funds held for clients	13,132	15,479	26,409	34,117

Total revenues	268,807	232,988	521,482	467,802
Operating costs	63,618	54,731	119,562	108,487
Selling, general, and administrative expenses	105,995	87,174	200,249	174,470

Operating income	99,194	91,083	201,671	184,845
Investment income, net	11,401	8,191	19,786	15,718

Income before income taxes	110,595	99,274	221,457	200,563
Income taxes	35,944	30,576	70,866	61,672

Net income	$74,651	$68,698	$150,591	$138,891

Basic earnings per share	$.20	$.18	$.40	$.37

Diluted earnings per share	$.20	$.18	$.40	$.37

Weighted-average common shares outstanding	376,191	374,512	376,069	374,237

Weighted-average shares assuming dilution	377,934	377,614	377,937	377,672

Cash dividends per common share	$.11	$.11	$.22	$.20

(A)	Further information on interest on funds held for clients and investment income, net and the short- and long-term effects of changing interest rates can be found in the Company’s SEC filings, including Forms 10-K, 10-Q, and 8-K under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These SEC filings are accessible at the Company’s Web site.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2002	2002

ASSETS
Cash and cash equivalents	$98,516	$61,897
Corporate investments	372,234	663,316
Interest receivable	21,111	25,310
Accounts receivable, net	122,521	109,858
Prepaid expenses and other current assets	12,111	10,106

Current assets before funds held for clients	626,493	870,487
Funds held for clients	2,221,211	1,944,087

Total current assets	2,847,704	2,814,574
Other assets	7,498	7,895
Property and equipment, net	151,786	121,566
Intangible assets, net	66,291	9,040
Goodwill	243,739	—

Total assets	$3,317,018	$2,953,075

LIABILITIES
Accounts payable	$19,023	$14,104
Accrued compensation and related items	48,179	46,819
Deferred revenue	2,464	4,137
Accrued income taxes	1,170	3,140
Deferred income taxes	12,394	9,503
Other current liabilities	18,772	14,810

Current liabilities before client fund deposits	102,002	92,513
Client fund deposits	2,203,187	1,930,893

Total current liabilities	2,305,189	2,023,406
Other long-term liabilities	11,363	5,688

Total liabilities	2,316,552	2,029,094

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 600,000 authorized shares Issued: 376,296 at November 30, 2002 and 375,859 at May 31, 2002	3,763	3,759
Additional paid-in capital	191,435	185,006
Retained earnings	786,163	718,192
Accumulated other comprehensive income	19,105	17,024

Total stockholders’ equity	1,000,466	923,981

Total liabilities and stockholders’ equity	$3,317,018	$2,953,075

(A)	The combined funds held for clients and corporate investment portfolio balances reflected unrealized gains of $29.9 million at November 30, 2002 compared with $26.7 million at May 31, 2002. During the first six months of fiscal 2003, the unrealized gain position ranged from approximately $22.3 million to $46.3 million. The unrealized gain position of the Company’s investment portfolios was approximately $35.8 million at December 16, 2002.

(B)	Intangible assets primarily represent client lists and license agreements with associate offices, which are amortized over periods ranging from 7 to 12 years using either accelerated or straight-line methods. Goodwill recorded from the purchase of Advantage will not be amortized, but instead be tested for impairment on an annual basis.